Exhibit 1

Piraeus, Greece, January 27, 2004 – Royal Olympic Cruise Lines, Inc. (“Royal Olympic”) (Nasdaq: ROCLF) today announced that its shipowning subsidiaries (“debtors”) have – seeking the consent of their major creditors – requested protection from their creditors in the Greek Court pursuant to Article 45 of Law 1982/1990, which provides for the reorganization of debtors in a proceeding similar to a proceeding pursuant to Chapter 11 of the U.S. Bankruptcy Code.

Royal Olympic is engaged in discussions with the debtors’ banks and other creditors regarding such proceedings.  The creditors determination to consent to the debtors’ reorganization proceeding is not within Royal Olympic’s control in any material respect, but may depend – among other factors – upon the creditors’ determination as to the value of the vessels and the chartering contracts affecting the vessels, the demand for the vessels and the general business dynamics of the cruise shipping industry.  However, Royal Olympic cannot assure that the required consent will be obtained.  If Royal Olympic fails to obtain the required consent, and if no other alternative is found, the debtors may be forced to cease operations.

This press release contains forward-looking statements. Forward-looking statements can be identified in many cases by the use of terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” or other like terms.  These statements are based upon assumptions that are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control and may cause our business activities and results, including the results of any discussion between Royal Olympic and creditors of the debtors, to be materially different from those that are implied by the forward-looking statements.

Although we believe that the expectation expressed in our forward-looking statement are reasonable, we cannot assure you of any further business activity or result.